Exhibit 4.40

English Translation

December 1, 2014        My Apps - China Mobile Developers Community

China Mobile Internet Base Service Agreement (CMGD-201304289)

Agreement No.:

China Mobile Internet Base Service Agreement

Party A: China Mobile Group Guangdong Co., Ltd.

Party B: Shenzhen iDreamSky Technology Co., Ltd.

Party A: China Mobile Group Guangdong Co., Ltd.

Legal Address: Guangdong China Mobile Building, 11 West Zhujiang Road, Zhujiang New Town, Guangzhou

Legal Representative: Tianhua Zhong

Party B: Shenzhen iDreamSky Technology Co., Ltd.

Legal Address: Room 811, Fuhua Building, China Academy of Science and Technology Development, 009 South Gaoxin 1st Avenue, Nanshan District, Shenzhen

Legal Representative or Person in Charge: Xiangyu Chen

This Agreement is entered into by and between the legal entity agreeing and undertaking to comply with the provisions of this Agreement and using China Mobile Internet Base service (hereinafter “Party B”) and China Mobile Group Guangdong Co., Ltd. Either of China Mobile Group Guangdong Co., Ltd. and China Mobile Internet Base is referred to as “Party A”, and their respective definitive rights and obligations shall be owned and assumed by China Mobile Group Guangdong Co., Ltd.

Article 1	Representations and Warranties

(I) The provisions hereunder have or may have material impact on Party B’s interest and waive or limit or may waive or limit the liabilities of Party A, which are indicated in bold for Party B’s attention. Party B acknowledges that, prior to applying for Party A’s service, it has fully read, understood and accepted all the provisions hereunder, and that by signing this Agreement and accepting Party B’s service, it has agreed to comply with all the provisions set out hereunder.

(II) Party B agrees that Party A is entitled to revise the Agreement at any time unilaterally and to publicize such revision by making announcement in the China Mobile Developers Community (http://dev.10086.cn, the “Community”) without sending a separate notice to Party B; provided that, prior to the implementation of such revision, Party A shall set aside at least one week as the objection period; if Party B does not submit any objection in written during the objection period, or if Party B continues using Party A’s service, it shall be deemed to have fully read, understood and accepted the Agreement as revised and shall use Party A’s service in compliance therewith; if Party B does not agree with the Agreement as revised, it should submit your objection in writing and discontinue any use of the service. Both parties are entitled to terminate this Agreement.

Article 2	Contents and Validity of the Agreement

(I) In addition to the main body and Appendices, this Agreement includes the following, which forms an integral part of this Agreement and has the same legal effect as the main body hereof:

1.	Supplementary agreements signed with Party A;

2.	Single service agreements signed with Party A;

3.	All information and contents filled out or confirmed through the Community accounts;

4.	Various management standards and service rules published or may be published in the future in the Community by Party A.

(II) Party A is entitled to formulate and revise various management standards and service rules as required from time to time, and notify Party B by making an announcement in the Community. Any newly-formulated or revised management standards and service rules shall be published in the Community at least one week prior to the implementation thereof, and shall become part of this Agreement if Party A does not submit an objection in writing. Logging on or continuous use of the service shall be deemed as acceptance by Party B. If Party B does not agree to relevant changes, it must submit a written objection and cease to use relevant services immediately, in which case either of the parties is entitled to terminate this Agreement. Except as otherwise expressly stated, any new contents to expand the scope of services or improve functions shall be bound by this Agreement.

(III) This Agreement is a framework agreement, and if necessary, Party B shall sign a single service agreement separately when applying for a specific service business. If there is any conflict between the single service agreement and the framework service agreement, the single service agreement shall prevail. Any issues not covered in the single service agreement shall be implemented pursuant to the framework service agreement.

(IV) If there was a valid agreement between Party A and Party B before June 1, 2014, this Agreement shall take effect from June 1, 2014. If there was no valid agreements between Party A and Party B before June 1, 2014, this Agreement shall take effect upon execution and sealing by Party B (its effective date is subject to the record in the system of Party A), and the valid term is one year. Upon expiration of the valid term, if neither of the parties has objection, the valid term of this Agreement shall be renewed automatically for another year without limitation to times. If Party B ceases to renew the contract for its own reasons, it shall notify Party A in writing one month prior to the expiration of the valid term, and this Agreement shall terminate automatically upon expiration. During the valid term of this Agreement, if Party B is disqualified or in breach of this Agreement or there are other circumstances of termination of this Agreement, Party A shall be entitled to terminate this Agreement unilaterally, and this Agreement and the agreed rights and obligations of the parties shall terminate on the date when a notice is sent out by Party A, except for the relevant provisions relating to the liabilities for breach of contract.

(V) The Mobile Application Market Contract and the China Mobile Internet Base Service Agreement V1.0 of various versions signed by Party A and Party B (hereinafter collectively referred to the “Original Agreements”) shall terminate as of the effective date of this Agreement. The part that is not performed by Party A and Party B pursuant to the Original Agreements shall be performed continuously pursuant to this Agreement. In the event of any conflict between the Original Agreements and this Agreement, this Agreement shall prevail.

Article 3	Account

(I) Party B needs to register and apply for a service account and set a password for it.

(II) Party B shall duly keep its password and the command obtained at the time of electronically signing. Once Party B is aware of the actual or possible leak of its Community password or signing command, it shall notify Party A immediately. The legal consequences of the password or command leak caused by hacking or by Party B’s fault shall be assumed by Party B.

(III) Party B has the right to use the account. The right to use the Community account or password is solely owned by the initial registrant, and is prohibited to be given as a gift, borrowed, rented, transferred or sold. Party A is entitled to recover the account after the termination of this Agreement.

Article 4	Conditions for Application

(I)	Legal persons or other organizations carrying out business activities in China according to law, or natural persons with full capacity for civil rights and civil conduct and the ability to independently assume civil liabilities;

(II)	There is no legal obstacle or material event affecting its continuous normal existence and its ability to perform this Agreement at the time of signing this Agreement;

(III)	Relevant documents set out in Article 5 are submitted and have passed Party A’s review;

(IV)	If it is specifically required by the single service business rules, the single service business rules shall be satisfied at the time of applying for the single service.

Article 5	Documentary Evidence

(I)	Party B shall provide Party A with the following documents at the time of applying for services:

1.	If Party B is an enterprise, copies of the duplicate of the business license, organization code certificate, tax registration certificate, permit for opening bank account and valid identity card of the legal representative;

2.	If Party B is an individual, a copy of the individual’s identity card, passport or other personal identity certificate;

3.	If Party B is an organ, public institution or other organization, copies of the legal person registration certificate and other supporting documents of the organ or public institution;

4.	Other information certificates that Party A requires for inspection.

(II)	In case of changes to the aforesaid information (including relevant documents), Party B shall timely notify Party A of such changes, and update information in the Community or provide documents of such changes.

Article 6	Party B’s Representations and Warranties

(I)	Party B shall comply with and implement the business management measures and other relevant rules formulated or revised by Party A from time to time, and shall accept the examination and measures imposed by Party A.

(II)	Party B shall warrant that it provides legitimate, usable and safe products and services, and is entitled to publish such products or services on Party A’s platform.

(III)	Party B shall warrant that it provides Party A with true, legitimate and effective business license, permit for opening bank account, tax registration certificate, organization code certificate, valid documentation of the legal representative, intellectual property ownership and other materials relating to the normal business operation, and is responsible for obtaining necessary administrative permits. In event of unsuccessful settlement attributable to Party B’s failure to provide accurate materials or timely update, Party B shall take all responsibilities.

(IV)	Only upon approval by Party A may Party B provide, cease to provide or update products or services.

(V)	Party B shall warrant that all the products and services it provides to users comply with the provisions of national laws and regulations and other regulatory documents of China, the provisions of this Agreement and Party A’s other requirements, including but not limited to the provisions of this Agreement and the Undertakings on Information Safety Accountability for Access of Information Source to Network attached as Appendix 1.

(VI)	Party B shall not publish any products or services through Party A’s platform and the cooperation channels that:

1.	contain malicious codes or functions including any viruses and Trojans;

2.	could cause damage to or function failure of mobile phone terminal hardware;

3.	could read, copy, forward, edit, transmit or delete the documents or data stored in the terminal without confirmation by clients;

4.	could cause damage to the image, brand and application products or business of China Mobile;

5.	is built in with short messages, multimedia messages or other billing capabilities that are not permitted by China Mobile Internet Base;

6.	is built in with prize winning or lucky draw information.

(VII)	If Party A believes that Party B’s products and services may violate laws and regulations, other normative documents of law and relevant management rules formulated by Party A, Party A shall be entitled to timely cancel such products and services, and Party B shall give Party A a preliminary reply within two hours upon receipt of Party A’s notice, and find out the reasons and submit a written explanation to Party A within 24 hours. If it is verified to be true, Party B shall try its best to reduce damage effect and prevent further losses.

(VIII)	Party B shall not act in a way that damages the interests of Party A, users and other third parties, including but not limited to:

1.	Download or purchase masses of its products and services in any form to raise the sales ranking position or improve the information fee revenues of their products and services;

2.	Without being actively confirmed by users of downloading or purchasing products and services, mandatorily or early trigger billing or charging.

(IX)	When Party B applies for billing resources through Party A’s platform, each set of billing resources can only be used for products or services approved by Party A, and no billing resources shall be used for products or services that don’t correspond with the billing resources.

(X)	Party B can only release the products and services which use Party A’s cooperation resources on its own platforms or platforms or channels authorized by Party A.

(XI)	If Party B uses Party A’s billing resources to sell products and services to users, it shall specify those products and services, including but not limited to the information, use methods, rates, valid terms, names of providers, customer service hotlines of such products and services. It shall obtain the user’s consent and inform the user that Party A collects fees on behalf of Party B before the user purchases or uses services or products.

(XII)	If Party B needs to spread its advertising information through Party A’s business platform, it shall obtain consent from Party A and carry out such activity as required by Party A.

(XIII)	If Party B’s publicity and advertising contents involves Party A’s company name or China Mobile’s other brand logos, it must obtain the prior written consent of Party A (or sign a trademark licensing agreement, etc.), and submit to Party A for filing before official release. It shall strictly comply with Party A’s brand logo standards and shall not change their forms or colors in the course of use.

(XIV)	Party B shall be responsible for tax obligations, including the business tax, the individual income tax and other taxes and dues.

(XV)	If Party B incurs overdue payment during the valid term of this Agreement (for example, fees stipulated in Article 8), it shall transfer such overdue payment to the account designated by Party A within one month after Party A gives a notice thereof.

(XVI)	Party B shall be responsible for user’s inquiries and complaints not attributable to internet communication, provide effective and smooth complaint acceptance channels and actively cooperate with Party A to deal with user’s complaints. With respect to user’s complaints that can’t be reasonably explained by both parties, Party B shall deal with and solve them definitively.

Article 7	Party A’s Rights and Obligations

(I)	As the construction and operation party of various business platforms of China Mobile Internet Base, Party A provides Party B with communication loading, internet product or service testing, adaptation, display, promotional activities, billing resources and paid services for collecting fees from users on behalf of Party B.

(II)	The business management measures and service rules formulated by Party A for its business development shall be an integral part of this Agreement. Party A shall be entitled to supervise and deal with Party B’s operations pursuant to relevant measures and rules.

(III)	Party A shall not be liable for the legality, safety, usability, intellectual property rights, right of portrait or right of image of Party B’s products or services.

(IV)	Party A shall be entitled to request Party B to provide materials including the business license, permit for opening bank account, tax registration certificate, organization code certificate and valid identity card of the legal representative and relevant intellectual property rights ownership certification.

(V)	Party A shall be entitled to examine and review Party B’s products and services, including but not limited to content review, functional testing, safety testing. If Party A discovers that Party B’s products and services are not in line with the provisions of national laws and regulations and policies, or are likely to infringe upon the others’ legitimate rights and interests, or Party B does not have the credentials as required by Party A, or violates relevant management measures and service rules, Party A shall be entitled not to admit or transmit such products or services.

(VI)	Party A shall be entitled to expand adaptation of Party B’s products for non-optional models pursuant to the actual end-consumer market development trend and user’s behavioral intention trend, in order to increase user arrival rate of application commodities and cover wider consumers.

(VII)	Party A has the right to manage user’s information, and is entitled to require Party B to provide it with the status of the products or services used by users.

(VIII)	Party A has the right to ask Party B to mark “China Mobile” and other relevant product’s brands or logos in the course of marketing promotion or publicity to users. Party A has the right to use the logo pictures, running screenshots, promotion previews and text description information of Party B’s products and services on its self-run portal websites, clients or various promotion channels for display.

(IX)	Under any of the following circumstances, Party A shall be entitled to suspend its services to Party B in whole or in part or terminate this Agreement, and give Party B a notice by email. Party B shall assume all liabilities caused thereby and compensate Party A for all losses it suffers:

1.	As required by relevant national competent department;

2.	Party B violates relevant business management provisions or service rules formulated by Party A;

3.	Party B’s products and services involve any disputes, including but not limited to litigation, material information safety events, major complaints, intellectual property infringement.

(X)	If Party B incurs overdue payment during the valid term of this Agreement, Party A shall be entitled to require Party B to pay the overdue payment within a certain period, failing which Party A shall be entitled to terminate this Agreement and recover the overdue payment and reasonable interests from Party B.

(XI)	Party A’s customer service center is the ultimate party to confirm and distribute user service issues, and Party A is entitled to require Party B’s customer service personnel or system to assist Party A in analyzing and dealing with user complaints and consultation.

Article 8	Fees and Payments

(I)	Party A provides paid services of collecting fees on behalf of Party B, and the detailed service fee standards are subject to the provisions of each single service agreement.

(II)	Party B agrees to commission Party A to collect and deduct information fees from users on its behalf, and pay the service fees to Party A with respect to the services it uses, which is directly withheld by Party A from the total information fees collected monthly on its behalf.

(III)	The information fee described above refers to the effective and reasonable information fee revenue after deducting the output VAT payable by Party A, which is generated by users in normal course of business. The specific amount is the information fee revenue of the total amount of the information fees successfully deducted in Party A’s billing system minus the output VAT payable by Party A.

(IV)	Party A is entitled to reduce the following fees or revenue from Party B’s information fees, and Party A shall recover those fees that remain after reduction. Before Party B pays up the fees, Party A has the right to recover fees by suspending settlement (including through legal means) until Party B pays up the fees.

1.	If Party B’s violation affects user’s fees and causes losses to users, Party A shall refund fees to users pursuant to the client service undertakings and the requirement of the “first asking responsibility system”;

2.	The revenue that Party A is unable to collect from users by reason of insufficient balance or overdue payment on the users’ part;

3.	The revenue that is not successfully billed as users refuse to make payment in the course of subscription;

4.	The revenue generated by abnormal users including self-consumption or the business audit revenue.

(V)	Party A’s billing cycle starts from 0:00 am of the first day to the end of the last day of each month, and the settlement cycle usually start from the 16th day of the following month to the last day of the second following month. If the settlement cycle is extended due to the system, violation of relevant rules by Party B or other special reasons, Party A shall not be responsible for it.

(VI)	If Party B is an individual and the aggregate outstanding information fee in any month is lower than RMB1,000, Party A and Party B agrees to suspend the settlement until Party B’s aggregate outstanding information fee exceeds RMB1,000.

(VII)	If Party B satisfies its settlement conditions, it shall mail the invoice to Party A’s satisfaction to Party A within five days after Party A issues a settlement bill. If Party B fails to deliver the invoice on time which results in settlement delay, the losses to Party B shall be solely borne by Party B.

(VIII)	If Party B is an individual, it may choose to pay taxes by itself or by Party A on its behalf. If Party B chooses to pay taxes by itself, it shall pay taxes at the local tax bureau, and provide the original invoice issued by the tax bureau to evidence payment by Party A. If Party B chooses to pay taxes by Party A on its behalf, Party A shall pay taxes at the tax bureau on its behalf for its monthly revenue. If Party B is an enterprise, it shall go to the local tax bureau to pay taxes, and provide the original invoice issued by the tax bureau to evidence payment by Party A.

Article 9	Special Provision relating to Replacing the Business Tax with Value-added Tax

(I)	This provision only applies to the businesses hereof that are subject to the value-added tax, and the businesses that are not subject to the value-added tax shall remain to be implemented pursuant to relevant provisions of this Agreement.

(II)	This provision only applies to settlement of business revenue for the account period of no early than June 2014, and the settlement of business revenue for the account period before June 2014 shall remain to be implemented pursuant to relevant provisions of this Agreement.

(III)	If Party B is an enterprise, from the account period of June 2014, when Party B requests payment from Party A for its businesses hereof that are subject to the value-added tax, it shall issue the special value-added tax invoice in compliance with the state laws, regulations and standards. If the special value-added tax invoice issued by Party B is not verified to be valid by Party A’s financial department or the national tax department, upon request of Party A, it shall re-issue and send a qualified special value-added tax invoice to Party A at its own cost. Party B warrants that the form and contents of the value-added tax deduction proofs that it issues are lawful, valid, complete and accurate. If Party B fails to issue or issues a disqualified value-added tax invoice, Party A has the right to delay the payment of the sums payable until Party B issues a qualified invoice, and is not liable for breach of contract. Party B’s various contractual obligations shall remain to be performed as agreed by contract. Party B’s value-added tax amount shall be subject to the amount listed on the value-added tax deduction proof issued by Party B, and Party A shall make payment on the basis of the amount after tax deduction as listed on the value-added tax deduction proofs that Party B issues.

(IV)	If Party B is an individual and agrees to pay taxes to the tax bureau, from the account period of June 2014, when Party B requests payment from Party A for its businesses hereof that are subject to the value-added tax, it shall issue the common value-added tax invoice in compliance with the state laws, regulations and standards. If the common value-added tax invoice issued by Party B is not verified to be valid by Party A’s financial department or the national tax department, upon request of Party A, it shall re-issue and send a qualified common value-added tax invoice to Party A at its own cost. Party A shall make payment on the basis of the amount exclusive of taxes as listed in the invoice.

(V)	If Party B is an individual and agrees to pay taxes by Party A on its behalf, from the account period of June 2014, when Party B satisfies the settlement conditions for the business under a contract that are subject to the value-added tax, Party A shall issue common value-added tax invoices on the basis of Party B’s revenue inclusive of taxes. After deducting the value-added tax, Party A shall make payment on the basis of the amount exclusive of taxes as listed in the invoice.

(VI)	Party B must ensure that the tax payment information Party B fills in the Developers Community is accurate. In event of any changes to Party B’s information, update must be made immediately. If Party B fails to timely update its information, the losses caused thereby shall be solely borne by Party B.

Article 10	Confidentiality

(I)	The information provided by the party owning the information under this Agreement (“Providing Party”) to the other party (“Receiving Party”) in accordance with this Agreement, or the proprietary information obtained by the Receiving Party from the Providing Party during the course of the business which is developed, created or discovered by the Providing Party, or is known to the Providing Party, or is transferred to the Providing Party, and which has commercial value to the Providing Party, including but not limited to the relevant trade secrets, computer programs, design techniques, ideas, proprietary technologies, processes, data, business and products development plans, etc., and customers’ information, the terms of this Agreement and other commercial information and technological information in relation to this Agreement (“Confidential Information”) may only be used by the Receiving Party and its working staff for the purpose of this Agreement. Unless otherwise provided by this Agreement, the Receiving Party and its working staff who are aware of the Confidential Information shall not directly or indirectly provide or disclose in any manner to any third party any Confidential Information provided by the Providing Party without the written consent of the Providing Party. For the purpose of this provision, “third party” shall refer to any natural person, legal person or other organization, excluding, however, any Party A’s affiliate. “Party A’s affiliate” shall refer to Party A’s branch, China Mobile Communications Corporation, any company directly or indirectly controlled by China Mobile Communications Corporation, and the legal successor of any of the above entities.

(II)	Party B agrees and hereby acknowledges again that it shall assume strict confidentiality obligations for the customers’ information.

(III)	The Confidential Information provided or disclosed by the Providing Party to the Receiving Party may only be disclosed by the Receiving Party to its assigned employees for the sole purpose of performing this Agreement.

(IV)	If the legal counsel, accountant, contractor and consultant of the Receiving Party needs to have access to the Confidential Information to provide professional assistance, the Receiving Party may disclose the Confidential Information to them; provided that the Receiving Party shall request the above persons to enter into a confidentiality agreement or perform confidentiality obligations pursuant to the relevant professional ethical standards.

(V)	If any Confidential Information is disclosed with the written consent of the Receiving Party as mandatorily required by the State or the administrative and judiciary authority, the disclosing party shall not assume any liabilities, and if any trade secret is publicly known, the disclosing party shall not assume any liabilities.

(VI)	The forgoing confidentiality obligations shall remain effective and shall not be changed due to the termination or rescission of this Agreement or the completion of performance.

Article 11	Environmental Protection

The production/service activities carried out with the products/services provided by Party B within the scope of this Agreement shall comply with the laws and regulations on environmental protection and professional health and safety and Party A’s management rules to avoid any impact to the environment and the professional health and safety.

Article 12	Intellectual Property Right

(I)	Party B shall have the legal intellectual property rights of the products and services and the relevant materials or shall have obtained the legal and sufficient copyright authorization therefor. If Party B publishes any products and services containing industrial professional information on meteorology, education, healthcare, transportation, finance, movie and television, animation, publication and information, or containing information on public figure, celebrity, individual head portrait, logo or body language, then it shall have the legal right to use, portrait right or relevant intellectual property right. Party A shall have no responsibility for the ownership and title to the products or services provided by Party B. Party B shall assume all legal liabilities on its own for the ownership and title to the products or services published on Party A’s platform and all materials.

(II)	If Party A infringes a third party’s legal right as a result of Party B’s products or services and gets involved in litigation, claims or other judiciary proceedings (“Infringement Litigation”), Party B agrees to deal with the issue and compensate in accordance with the following provisions:

(1)	Party A shall promptly notify Party B after the Infringement Litigation occurs and suspend the provision of service to Party B during the course of such Infringement Litigation.

(2)	Party B shall, after receiving Party A’s written notice, assign a representative to participate in the Infringement Litigation filed by a third party for the benefit of Party A. Party B shall provide necessary support and assistance for Party A as to the litigation strategy and other issues during the course of the Infringement Litigation, and assume all the litigation fees, attorney fees, travelling fees, settlement amount or liquidated damages provided by the effective legal instrument, software usage fee and other fees.

(3)	Party A shall have the right to ask Party B to assume the liabilities for breach of contract in accordance with the provisions on liabilities for breach of contract hereunder.

(III)	If any third party raises challenge or complaint to the ownership and title to the products or services published by Party B and the relevant materials, then Party B shall have the responsibility to produce relevant materials to evidence the intellectual property right and cooperate with Party A to deal with the complaints. Party A shall have the right to suspend or terminate all or part of the services provided to Party B.

Article 13	Liabilities for Breach of Contract

(I)	Either party failing to perform the obligations hereunder or failing to meet the requirements hereof when performing the obligations shall be deemed as breaching the contract and shall stop such breaching act and assume all the losses caused to the non-breaching party due to its breach of contract.

(II)	Under any of the following circumstances, Party A shall have the right to suspend the settlement with Party B, suspend the billing and collection of fees for the products and services of Party B, and ask Party B to rectify immediately. Party B shall compensate all the losses thus caused to Party A:

1.	Party A’s customers raise fierce complaints as to the quality of Party B’s products or services or the right defects therein and escalate to litigation;

2.	There are safety defects or other program loopholes in Party B’s products or services causing Party A’s customers raising fierce complaints;

3.	The testing, launching and system revising work for Party B’s products or services cause the breakdown of Party A’s network system or serious damage at the customer’s terminal; and

4.	Party B’s other acts in breach of this Agreement.

(III)	If Party B breaches the terms on confidentiality hereunder, Party A shall have the right to request Party B to pay liquidate damages in an amount of RMB10,000 (which Party A shall have the right to deduct directly from the information fees it collected on behalf of Party B). If such liquidated damages are unable to make up for the losses caused to Party A, Party A shall have the right to further ask for compensation.

(IV)	The losses as referred to herein shall include the actually incurred losses and benefits that could have been obtained after the performance of this Agreement, litigation or arbitration fees and reasonable investigation fees, attorney fees and other relevant legal costs.

Article 14	Force Majeure

If either party encounters any hindrance or delay due to the force majeure event and is unable to perform its obligations in whole or in part in accordance with the agreed terms, then the party encountering the force majeure event (“Affected Party”) shall promptly inform the other party and provide all the notary documents and written statement as to the force majeure event within fifteen days after the occurrence of the force majeure event, and shall not be deemed as breaching this Agreement. If the impact of such force majeure event lasts for thirty days or more, both parties shall consult to amend or terminate this Agreement based on the extent of impact that such event has on the performance of this Agreement. If both parties fail to reach an agreement within ten days after one party issues the written notice of consultation, then either party may have the right to terminate this Agreement without any liabilities for breach of contract.

Article 15	Applicable Law and Dispute Resolution

(I)	The formation, effectiveness, interpretation, performance, execution, amendment, termination of and dispute resolution in connection with this Agreement shall be governed by the PRC laws.

(II)	Any dispute in connection with this Agreement shall be resolved through friendly consultation between the Parties. If no resolution can be reached through consultation, a lawsuit shall be filed with the people’s court at the place where Party A’s domicile is located.

(III)	During the course of litigation, the remaining portion of this Agreement, other than the portion under dispute, shall remain effective for performance.

Appendices

Appendix 1: Undertakings on Information Safety Accountability for Access of Information Source to Network

Appendix 2: Integrity Cooperation Agreement

Party A: China Mobile Group Guangdong Co., Ltd. (Seal)

Party B: Shenzhen iDreamSky Technology Co., Ltd. (Seal)

Date of Signing: June 6, 2014

[Screenshot of execution status]

Type of Contract	Status of Contract	Version of Contract	Effective Date	Expiration Date	Operation

China Mobile Internet Base Service Agreement	Effective	V1.1	June 1, 2014	June 10, 2015	View

Appendix 1: Undertakings on Information Safety Accountability for Access of Information Source to Network

Party B is the responsible entity for the information source and shall guarantee to comply with the following provisions when having access to Party A’s platform:

(I)	comply with the relevant laws, administrative regulations and rules of the State, and strictly abide by the administrative provisions on information safety.

(II)	not make use of the access provided by Party A to conduct any illegal criminal activities that damage the State’s safety and divulge the State’s secrets, nor to produce, view, duplicate or disseminate any information violating the Constitution and laws, disturbing social order, undermining national and people’s unity, or containing the contents which propagate obscenity or violence, nor to publish any information containing the following contents:

1.	is against the fundamental principles enshrined in the Constitution;

2.	compromises State security, divulges State secrets, subverts State power or damages national unity;

3.	harms the dignity or interests of the State;

4.	instigates hatred and discrimination among nationalities and sabotages solidarity among nationalities;

5.	sabotages State religious policy or propagates heretical teachings or feudal superstitions;

6.	spreads rumors, disrupts social order or social stability;

7.	propagates obscenity, pornographic, gambling, violence, murder and terror and instigates crimes;

8.	insults or slanders a third party or infringes upon the lawful rights and interests of a third party;

9.	otherwise violates the laws and administrative regulations.

immediately taking preventative measures and report to relevant authority any illegal criminal activities and harmful information listed as above.

(III)	The responsible entity for the information source must comply with the relevant provisions of the State on intellectual properties.

(IV)	The responsible entity for the information source not divulge any information of customers via any channels.

(V)	The responsible entity for the information source shall ensure that the information in the host computer under the escrow of China Mobile is safe and does not contain any contents that violate national laws, jeopardize national safety, or which are politically sensitive, or propagating obscenity, superstition, involving mob, or are against social ethics, or damaging the image of China Mobile; and shall ensure that the contact information of the responsible person under whom the host computer is escrowed is updated in a timely manner and there is no failure to receive relevant notice.

(VI)	The responsible entity for the information source shall establish an effective information safety confidentiality system and technology support measures, and accept management, monitor and examination from the relevant competent authorities.

(VII)	The responsible entity for the information source is willing to assume all the forgoing responsibilities for information safety. In case of any breach, Party A shall have the right to shut the access against the information source, stop providing service for the responsible entity or take other measures, and shall pursue the legal liabilities of the responsible entity. This Undertaking Letter shall be kept by Party A.

Responsible Entity: Shenzhen iDreamSky Technology Co., Ltd. (Seal)

Appendix 2: Integrity Cooperation Agreement

In order to safeguard the legitimate rights and interests of the Parties, reduce transaction costs, improve working efficiency and respective investment return, enhance integrity construction, make the business transaction between the Parties fully open, fair, transparent and in good faith, prevent commercial bribery and unfair competition, any entities (Party B) having transaction with Party A must enter into this Agreement before the initial business approach and negotiation. The Parties agree that this Agreement is an appendix to all the business agreements signed by the Parties.

Article 1 Both Party A and Party B shall:

(I)	strictly comply with the laws and regulations of the State, stick to the principles of integrity and honesty, and diligently abide by business ethics and professional standards;

(II)	carry out business activities in the principles of open, fair and just and not jeopardizing the interests of the State and the enterprise; and

(III)	provide integrity trainings for the working staff of each party to improve their consciousness on integrity and self-discipline.

Article 2 Party A shall comply with the following:

(I)	None of Party A’s working staff and their respective relatives shall ask for or accept any gift, money, securities or payment voucher offered by Party A with a market value of more than RMB400;

(II)	None of Party A’s working staff shall accept any telecommunication device, vehicle, high-class office supplies procured or provided by Party B for Party A or any individual of Party A, nor shall it ask Party B to provide any vacations, overseas trips or activities at the place of entertainment under any excuse;

(III)	None of Party A’s working staff shall ask Party B to arrange work for its spouse or children, nor shall it ask Party B to pay the expense that should be borne by such person and its relatives on their own; and

(VI)	When Party B offers anything mentioned in the above 1 to 3 items, Party A’s working staff shall decline such offer; those that cannot be declined shall be reported and submitted to Party A’s supervisory department in time.

Article 3 Party B shall comply with the following:

(I)	Party B shall not offer to Party A’s working staff and their respective relatives any gift, money, securities or payment voucher with a market value of more than RMB400;

(II)	Party B shall not procure or provide any telecommunication device, vehicle, high-class office supplies for Party A or any individual of Party A;

(III)	Party B shall not arrange any vacation, overseas trips or entertainment activities for Party A’s working staff;

(IV)	Party B shall not arrange work for the spouse or children of Party A’s working staff under any excuse, nor shall it pay the expense that should be borne by such person and its relatives on their own; and

(V)	When Party A’s working staff ask for or ask Party B to arrange for and provide anything mentioned in the above (I) to (III) items, Party B shall decline such demand and report the same to Party A’s supervisory department in time. Party A’s supervisory department will affirmatively protect the legal rights and interests of Party B’s relevant person from any damage.

Article 4 Liabilities for Breach

(I)	In case of any breach by Party B’s working staff of this Agreement, Party A may, after confirming that the fact of breach is clear and the evidence is certain, suspend from providing service for Party B in the relevant professional area and have no further cooperation within one year; under serious circumstance, Party A may terminate the agreement relationship with Party B in the relevant professional area.

(II)	Any of Party A’s working staff who violates this Agreement, after the fact of breach is confirmed, will be penalized by Party A’s supervisory department according to relevant disciplinary rules.

Article 5 Party A shall assign the discipline supervisory department of China Mobile Group Guangdong Co., Ltd. or the supervisory department of each municipal branch of China Mobile as the supervisory department of Party A to perform this Agreement.

Article 6 This Agreement shall be construed by the supervisory department of Party A.

Party A: China Mobile Group Guangdong Co., Ltd. (Seal)	Party B: Shenzhen iDreamSky Technology Co., Ltd. (Seal)